Exhibit 99.1

FOR IMMEDIATE RELEASE
AMEX: WOC

Wilshire Enterprises, Inc.’s Stockholders Overwhelmingly Approve Merger Agreement with NWJ Apartment Holdings Corp., an affiliate of NWJ Companies, Inc.

NEWARK, N.J., September 17, 2008 -Wilshire Enterprises, Inc. ("Wilshire" or the "Company") (Amex: WOC) announced that at its special meeting held today, the Company’s stockholders overwhelmingly approved the pending merger which provides for each outstanding share of Wilshire common stock to be converted into $3.88 in cash, without interest, less required withholding taxes. The merger is governed by an Agreement and Plan of Merger, dated as of June 13, 2008 (the "Merger Agreement"), among the Company, NWJ Apartment Holdings Corp. ("Parent") and NWJ Acquisition Corp., a wholly owned subsidiary of Parent ("Merger Sub"). Both Parent and Merger Sub are affiliates of NWJ Companies, Inc. ("NWJ"), a privately owned real estate development company based in New York, New York.

The consummation of the merger remains subject to the satisfaction of certain conditions, including the closing of the financing of the Company's residential properties as described in the Merger Agreement. The Parent has advised the Company that it is diligently working with various lenders to close the financing, although it does not know at this time when such closing will occur.

FORWARD-LOOKING STATEMENT:

Any non-historical statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such statements. The potential risks and uncertainties include, among others, the possibility that the merger will not close or that the closing may be delayed, general economic conditions, industry specific conditions and the possibility that Wilshire may be adversely affected by other economic, business, and/or competitive factors, as well as other risks and uncertainties disclosed in Wilshire's 2007 Annual Report on Form 10-K and in its definitive proxy materials filed with the Securities and Exchange Commission.

Company Contact: Sherry Wilzig Izak, Chairman, 201-420-2796
Agency Contact: Neil Berkman, Berkman Associates, 310-826-5051